Bank of America                          Business Loan Agreement
National Trust and Savings Association

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This  Agreement  dated as of __December 23___, 1997,  is  between
Bank  of  America  National  Trust and Savings  Association  (the
"Bank") and Amplicon, Inc. (the "Borrower").

1.  LINE OF CREDIT AMOUNT AND TERMS

1.1 Line of Credit Amount.

(a) During  the  availability period described  below,  the  Bank
    will  provide a line of credit to the Borrower.   The  amount
    of  the  line of credit  (the "Commitment") is Twenty Million
    Dollars ($20,000,000).

(b) This is a revolving line of credit with a term repayment option and with a within line facility for letters of credit.
    During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) Each  advance  must  be  for at least  One  Hundred  Thousand
    Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

(d) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and December 31, 1999 (the "Expiration
Date") unless the Borrower is in default.

1.3 Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference
    Rate plus the percentage points indicated for each period specified below:

                  Period                     Percentage Points
                  ------                     -----------------
                 During the
                 availability period            zero (0)

                 During the term
                 repayment period defined       one-quarter
                 in Paragraph 1.4(c) below      of one (.25)

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for
    pricing  some  loans.   The  Bank  may  price  loans  to  its
    customers  at,  above,  or  below the  Reference  Rate.   Any
    change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4 Repayment Terms.

(a) The Borrower will pay interest on January 1, 1998, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) Subject to Paragraph 1.4(c) below, the Borrower will repay in full all principal and any interest and other charges outstanding under this line of credit no later than the Expiration Date.

(c) If on or before the Expiration Date the Borrower provides the Bank with a first-priority perfected security interest in the collateral described in Paragraph 3 of this Agreement under documentation in form and substance reasonably satisfactory to the Bank as security for the obligations under this Agreement, the Borrower will have the option to repay the principal amount outstanding on the Expiration Date in three (3) successive equal quarterly installments starting April 1, 2000, each in an amount equal to one-eighth of the principal amount due outstanding on the Expiration Date, and an additional installment equal to the then outstanding principal balance payable on December 31, 2000, at which time all principal and interest remaining unpaid will be due and payable.

(d) The  Borrower may prepay the loan in full or in part  at  any
    time.   The  prepayment will be applied to  the  most  remote
    payment of principal due under this Agreement.

1.5 Mandatory Prepayments. The Borrower shall prepay outstandings under the line of credit with the proceeds of any refinancings of debt permitted under Paragraph 7.7(e) below as and when such proceeds are received by the Borrower.

1.6 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period and during the term repayment period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and if the interest period is longer than 30, then on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.7 Offshore  Rate.   The  Borrower may  elect  to  have  all  or
portions of the principal balance of the line of credit bear interest at the Offshore Rate plus the number of percentage points indicated for each period specified below:

                  Period                     Percentage Points
                  ------                     -----------------
                  During the
                  availability period           one (1.00)

                  During the term               one and three-
                  repayment  period             quarters (1.75)

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The  "Offshore  Rate" means the interest rate  determined  by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                 Offshore Rate =     Grand Cayman Rate
                                 ---------------------------
                                 (1.00 - Reserve Percentage)

    Where,

     (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

    (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank markets; or

    (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

1.8 Letters of Credit. This line of credit may be used for financing:

    (i) commercial letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

    (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Expiration Date.

    (iii) The amount of the letters of credit outstanding at any one time, (including amounts drawn on the letters of credit and not yet reimbursed), may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank. Without limiting the foregoing, no letter of credit may be issued to support any obligation of the Borrower in connection with workers' compensation insurance or for credit enhancement.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for
    Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

2.  FEES AND ]EXPENSES

2.1 Unused Commitment Fee. The Borrower agrees to pay a fee of 3/8% per annum on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the prior fiscal quarter. The fee will be calculated as of the end of each fiscal quarter. This fee is due on January 10, 1998, and on the 10th day of each following fiscal quarter until the expiration of the availability period.

2.2 Expenses.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement during the term repayment option, if any, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

3.  COLLATERAL.

The Borrower's obligations to the Bank during the term repayment option period, if any, will be secured by leases on the Borrower's balance sheet identified as net investment in capital leases and in the equipment leased thereunder in form, substance and amounts satisfactory to the Bank. The collateral will be further defined in the security agreements to be executed by the Borrower.

4.  DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced  by  records kept by the Bank.   In  addition,  the
    Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3 Telephone Authorization and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances  will  be  deposited  in  and  repayments  will   be
    withdrawn from the Borrower's account number 12331-56071, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will provide written confirmation to the Bank of any telephone or telefax instructions within 10 days. If there is a discrepancy and the Bank has already acted on the telephone or telefax instructions, the telephone instructions will prevail over the written confirmation.

(d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

4.6 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a) any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

The Borrower will have 60 days from the receipt of notice of increased costs from the Bank to determine if it would elect to terminate this Agreement. During such 60 day period, the Borrower will not be required to pay any such additional amounts. If the Borrower terminates this Agreement as a result of such additional costs, all amounts owing under this Agreement will be due and payable at the end of such 60 day period, including principal, interest, fees and any prepayment fees required.

4.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 365-day year and the actual number of days elapsed, provided that computation of interest and fees on all Offshore Rate portions shall be computed on the basis of a 360-day year and the actual number of days elapsed. Instalments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.8 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.  CONDITIONS

5.1 Conditions Prior to  Any Extension of Credit.   The Bank must
receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

(a) Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b) A copy of the Borrower's articles of incorporation.

(c) Any other items that the Bank reasonably requires.

5.2 Conditions to the Borrower's Term Repayment Option. The Bank must receive the following items, in form and content acceptable to the Bank, before the effectiveness of the term
repayment   option   provided  in  Paragraph   1.4(c)   of   this
Agreement:

(a) Signed original security agreements between the Bank and the Borrower, assignments to the Bank of the documents between the Borrower and its lessees, financing statements and other documents (together with collateral, if any, in which the Bank requires a possessory security interest), which the Bank reasonably requires to obtain and perfect the security interest described in Paragraph 1.4(c).

(b) Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing and except for those interests in equipment that are in favor of the Borrower's lessees or purchasers of leases mentioned in Paragraph 6.8 of this Agreement.

6.  REPRESENTATIONS AND WARRANTIES

When  the  Borrower signs this Agreement, and until the  Bank  is repaid  in full, the Borrower makes the following representations
and   warranties.   Each  request  for  an  extension  of  credit
constitutes a renewed representation.

6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 Authorization.    This  Agreement,  and  any  instrument   or
agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 Good Standing. In each state in which the Borrower does business to the best of Borrower's knowledge, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No  Conflicts.   To the best of  Borrower's  knowledge,  this
Agreement   does  not  conflict  with  any  law,  agreement,   or
obligation by which the Borrower is bound.

6.6 Financial Information.   All financial and other  information
that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of September 30, 1997, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition, including all material contingent liabilities.

(b) in form and content required by the Bank.

(c) in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower.

6.7 Lawsuits. To the best of Borrower's knowledge, there is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would have a material adverse effect on the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.


6.8 Collateral. All collateral required during the term repayment option of this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others other than interests of lessees in equipment pursuant to the lease agreements between the Borrower and the Borrower's lessees and interests of purchasers of leases from the Borrower.

6.9 Permits, Franchises. To the best of Borrower's knowledge, the Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.11 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

6.12 No Event of Default.   To the  best of Borrower's knowledge,
there is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13 ERISA Plans.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e) The following terms have the meanings indicated for purposes of this Agreement:

    (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (ii)  "ERISA" means  the  Employee  Retirement   Income   Act
          of 1974, as amended from time to time.

    (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

    (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

6.14 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.  COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds. To use the proceeds of the credit only for working capital, including the funding of leases.

7.2 Financial  Information.   To provide the following  financial
information and statements and such additional information as reasonably requested by the Bank from time to time:

(a) Within 100 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an opinion not qualified due to possible failure to take all appropriate steps to successfully address year 2000 system issues) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within   50   days  of  the  period's  end,  the   Borrower's
    quarterly financial statements.   These financial  statements
    may be Borrower prepared. The statements shall be prepared on a consolidated basis.

(c) Copies  of the Borrower's Form 10-K Annual Report within  100 days of the fiscal year end, Form 10-Q Quarterly Report and Form 8-K Current Report within 50 days of the fiscal quarter end.

(d) Concurrently with delivery of the documents provided for in Paragraphs 7.2(a) and 7.2(b) above, a certificate of the chief financial officer of the Borrower stating that, to the best of his or her knowledge, the Borrower has performed and observed each and every covenant contained in this Agreement to be performed by it and that no event of default as specified in Article 8 of this Agreement has occurred and no condition exists which constitutes an event of default upon the giving of notice, the lapse of time, or both, specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof.

(e) Within 50 days of the end of the first three quarters and within 100 days of the end of the fourth quarter, a summary delinquency report as of the end of the quarter.

(f) Within 100 days of the Borrower's fiscal year end, a financial forecast for the next two fiscal years to include a balance sheet, income and expense information, and cash flow, along with the underlying assumptions in the format previously provided to the Bank.

(g) Promptly after the receipt thereof by the Borrower, copies of any detailed audit reports submitted to the Borrower by independent accountants in connection with each annual or interim audit of the accounts of the Borrower made by such accountants.

(h) Promptly after the same are available, copies of all proxy statements, financial statements and reports as the Borrower shall send to its stockholders, and copies of all reports which the Borrower may file with the Securities and Exchange Commission or any governmental authority at any time substituted therefor.

7.3 Tangible Net Worth. To maintain on a consolidated basis tangible net worth equal to at least One Hundred Million Dollars ($100,000,000) from June 30, 1997, increasing on a cumulative basis on the first day of each calendar quarter, commencing October 1, 1997 by an amount equal to 50% of the positive net income for previous calendar quarter.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, deferred and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.4 Adjusted  Consolidated  Total   Debt.    To  maintain  on   a
consolidated basis a ratio of adjusted consolidated total debt to tangible net worth not exceeding 1.25:1.0.

"Adjusted consolidated total debt" means on a consolidated basis, the total of all items of indebtedness, obligation, or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a consolidated balance sheet, plus contingent liabilities arising from financing of accounts receivables or receivables securitizations, less nonrecourse debt and deferred interest income related to the discounting of capital and operating lease receivables wherein the lenders with respect to such nonrecourse debt have no recourse against the Borrower.

7.5 Ratio of Net Receivables to Advances and Other Liabilities. To maintain a ratio of (i) net receivables (net of reserves) plus net investment in capital leases to (ii) amounts owing under this Agreement, plus other long-term indebtedness (other than non-recourse debt), plus contingent liabilities arising from financing of accounts receivables or receivables securitization of not less than 2.50 to 1.00.

7.6 Limitation on Losses.  Not  incur on a consolidated  basis  a net  loss  before  taxes  and extraordinary  items  for  two  (2)
consecutive quarterly accounting periods after the quarterly accounting period ending September 30, 1997.

7.7 Other Debts. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing  negotiable  instruments  received  in  the   usual
    course of business.

(c) Obtaining surety bonds in the usual course of business.

(d) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

(e) Additional debts and lease obligations for business purposes which, after giving effect thereto, would not result in a default under Article 8 of this Agreement.

(f) Obligations arising in connection with sales of the Borrower's accounts receivable and receivables securitization where recourse to the Borrower is not greater than 15% of the total balance due of such receivables sold or securitized.

(g) Nonrecourse debt related to the discounting of operating and capital leases.

7.8 Other  Liens.   Not to create, assume, or allow any  security
interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Security agreements in favor of the Bank.

(b) Liens for taxes not yet due or being contested in good faith in appropriate proceedings.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Liens which are made in connection with and as a part of nonrecourse debt transactions relating to discounting of operating and capital leases.

(e) mechanic's, workmen's, materialmen's, landlords', carriers', or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due or which are being contested in good faith.

(f) minor  encumbrances which do not in the aggregate  materially
    detract  from  the  value  of  its  property  or  assets   or
    materially impair their use in the operation of the business of the Borrower or any of its subsidiaries, if any.

7.9 Capital  Expenditures.   Not  to spend or  incur  obligations
(including the total amount of any capital leases) for more than Two Million Dollars ($2,000,000) in any single fiscal year to acquire fixed or capital assets.

7.10 Leases.   Not  to permit  the  aggregate payments due in any
fiscal year under all leases (including capital and operating leases for real or personal property) to exceed Two Million
Dollars ($2,000,000).

7.11 Dividends.   Not to declare or  pay any dividends on  any of
its shares, or redeem, retire or repurchase  common stock except:

(a) dividends payable in its common stock;

(b) other dividends, redemptions, retirements and repurchases from earnings available for dividends and earned during the immediately preceding fiscal year and in any event not to exceed fifty percent (50%) of the net profit of the Borrower in any one fiscal year and provided any such distribution, redemption, retirement or repurchase does not create a default under Article 8 of this Agreement.

7.12 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership in excess of 50%.

7.13 Loans and Investments. Not to lend money or extend credit other than in the ordinary and normal course of its business as presently conducted and not to invest other than in (a) direct obligations of the United States and Untied States governmental agencies, (b) interest-bearing certificates of deposit issued by domestic and foreign commercial banks issuing short-term obligations rated Prime-1 or higher by Moody's Investors Services, Inc. ("Moody's"), or A-1 or higher by Standard and Poor's Rating Group ("Standard and Poor's"), (c) domestic or foreign commercial paper rated A-1 or higher by Standard and Poor's, Prime-1 or higher by Moody's, (d) bankers' acceptances issued by domestic or foreign banks issuing short-term obligations rated Prime-1 or higher by Moody's, or A-1 or higher by Standard and Poor's, (e) repurchase agreements which are collateralized with collateral with value at least 102% of the face value of the obligations which is the subject of such repurchase agreement, which are fully collateralized by United States Treasury obligations of a term of 12 months or less, and
(e) California municipal floating rate paper with a rating of MIG-1 or higher by Moody's or a rating of AA or higher by Standard and Poor's.

7.14 Out of Debt Period. To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and December 31, 1998, and each subsequent one-year period (if any). For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

7.15 Notices to Bank.  To promptly notify the Bank in writing of:

(a) any lawsuit over Two Million Dollars ($2,000,000) against the Borrower.

(b) any material dispute between the Borrower and any government authority.

(c) any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.16 Books and Records.  To maintain adequate books and records.

7.17 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. The Bank has no duty to inspect the Borrower's properties or to examine, audit, appraise or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrower's properties or examines, audits, appraises, or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Borrower's properties or premises, or the Borrower's business. The Bank may in its discretion disclose to the Borrower or any other party any findings made as a result of, or in connection with, any inspection of the Borrower's properties.

7.18 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.19 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.20 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens during the term repayment period.

7.21 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.22 Insurance.

(a) General  Business Insurance.   To maintain  insurance  as  is
    usual for the business it is in.

(b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.23 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b) liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(e) sell, assign, lease, transfer or otherwise dispose of all  or
    a   substantial  part  of  the  Borrower's  business  or  the
    Borrower's assets except in the ordinary course of the Borrower's business.

(f) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(g) acquire or purchase a business or its assets.

(h) purchase or enter into any agreement for the bulk purchase of leases.

7.24 ERISA Plans.  To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

8.  DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing or except for those liens allowed pursuant to Paragraph 7.8 of this Agreement) on or security interest in any property given as security for this Agreement.

8.3 False Information.  The Borrower has given the Bank false  or
misleading   information  or  representations  in  any   material
respect.

8.4 Bankruptcy.   The  Borrower  files a bankruptcy  petition,  a
bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

8.5 Receivers. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

8.6 Judgments.

(a) Any judgments or arbitration awards are entered against the Borrower, any subsidiary of the Borrower, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder, or

(b) The Borrower, any subsidiary of the Borrower, enters into any settlement agreements with respect to any litigation or arbitration which results in the occurrence of an Event of Default hereunder.

8.7  Government  Action.  Any government authority  takes  action
that   the   Bank  believes  materially  adversely  affects   the
Borrower's financial condition or ability to repay.

8.8 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any of the Borrower's related entities or affiliates) has obtained from anyone else or which the Borrower (or any of the Borrower's related entities or affiliates) has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate.

8.9 Default Under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

8.10 Other Bank Agreements. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

8.11 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any  Plan  termination  (or commencement  of  proceedings  to
    terminate   a  Plan)  or  the  Borrower's  full  or   partial
    withdrawal from a Plan.

8.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP.   Except  as otherwise  stated in this  Agreement,  all
financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2 California Law. This Agreement is governed by California law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4 Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

    (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

    (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

    (iii) Any violation of this Agreement; or

    (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the  American
    Arbitration   Association  and  will  be   subject   to   its
    commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

    (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

    (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

    (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

    (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of the Borrower or the Bank to:

    (i)   exercise self-help remedies such as setoff;

    (ii) foreclose against or sell any real or personal property collateral; or

    (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

          (A) an interim remedy; and/or

          (B) additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, then the Borrower will pay the Bank a reasonable fee determined by the Bank, plus Bank's costs, for each waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose
additional  requirements  as  a  condition  to  any   waiver   or
amendment.

9.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

9.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
    and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.9 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

9.10 Headings.   Article and paragraph headings are for reference
only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.12 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of August 12, 1993, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.


This Agreement is executed as of the date stated at the top of the first page.

Bank of America
National Trust and  Savings
Association                         Amplicon, Inc.



       Deborah L. Miller/s/                Patrick E. Paddon/s/
X      -------------------          X      --------------------
By:    Deborah L. Miller            By:    Patrick E. Paddon
Title: Vice President               Title: Chief Executive Officer

                                           Glen T. Tsuma/s/
                                    X      ----------------
                                    By:    Glen T. Tsuma
                                    Title: Chief Operating Officer



Address where notices to             Address where notices to
the Bank are to be sent:             the Borrower are to be sent:

South Orange County RCBO #1458       5 Hutton Centre Drive, Suite 500
675 Anton Blvd., Second Floor        Santa Ana, California  92707
Costa Mesa, California  92626

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